Exhibit 4.2

FIRST AMENDMENT TO LOAN AGREEMENT AND

REVOLVING CREDIT NOTE

This First Amendment to Loan Agreement and Revolving Credit Note, dated as of October 16, 2000 (“Amendment”), is entered into by and between SUPERIOR UNIFORM GROUP, INC., a Florida corporation (together with all Subsidiaries and all Affiliates, as herein defined, “Borrower”), and FIRST UNION NATIONAL BANK, a national banking association (“Lender”).

RECITALS

A.        Borrower and Lender are parties to that certain Loan Agreement dated as of March 26, 1999 (“Loan Agreement”) pursuant to which Lender has made a revolving credit loan to Borrower in the maximum principal amount of $15,000,000.00 and a term loan to Borrower in the original principal amount of $12,000,000.00. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Loan Agreement.

B.        Borrower has requested that Lender make an additional term loan to Borrower, and Lender has agreed to make an additional term loan to Borrower, in accordance with the terms of this Amendment.

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be bound hereby, agree as follows:

1.        Modification of Loan Agreement. The Loan Agreement is amended as follows:

a.        the following definitions are hereby added to Section 1 of the Loan Agreement:

(i)        Term Loan B Maturity Date: means November 1, 2005.

(ii)        Term Loan A: as defined in Section 3.1.

(iii)        Term Loan B: as defined in Section 3.1.

(iv)        Term Notes: means Term Note A and Term Note B, each substantially in the form as attached as Exhibits B-1 and B-2 respectively, together with any and all amendments, modifications, extensions, substitutions and renewals therefor.

b.        the definition of the term “Notes” is hereby deleted in its entirety and replaced with the following:

“Notes: collectively, Term Note A, Term Note B, and the Revolving Credit Note, together with any and all amendments, modifications, extensions, substitutions and renewals thereof.”

c.        the term “Term Promissory Note” as used in the Loan Agreement is hereby revised to refer and mean the Term Notes.

d.        The definition of “Term Loan Maturity Date” is hereby deleted in its entirety and replaced with the following:

“Term Loan A Maturity Date”: April 1, 2009, subject to the provisions of Section 5.7.”

e.        The definition of “Term Loan” is hereby revised to mean and refer to “Term Loans.”

f.        Section 3 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

3.        TERM LOANS.

3.1        Term Loans; Maximum Amount; Use of Proceeds.    Subject to the terms and conditions hereof and in reliance of any representations and warranties set forth herein, and in the Financials heretofore delivered to Lender, Lender agrees to make a term loan to Borrower in the principal amount of TWELVE MILLION DOLLARS AND NO/100THS ($12,000,000.00) (“Term Loan A”) and a term loan to Borrower in the principal amount of FIVE MILLION DOLLARS AND NO/100THS ($5,000,000.00) (“Term Loan B;” together with Term Loan A, the “Term Loans”). The proceeds of the Term Loans shall be used by Borrower to fund asset acquisitions and to refinance existing debt.

3.2        Term Notes.    The Term Loans are to be evidenced by that certain $12,000,000.00 Term Promissory Note dated as of March 26, 1999 (“Term Note A”) and that certain $5,000,000.00 Term Promissory Note dated as of October 16, 2000 (“Term Note B”).

3.3        General Interest Rate.    The Term Loans shall bear interest on the daily outstanding balance of principal at the rate specified in each of the Term Notes.

“3.4        Payment of Term Loans.    The Term Loans and interest accrued thereon shall be due and payable as set forth in the respective Term Notes. Notwithstanding any term herein to the contrary or any term of any Other Agreements, upon the occurrence of an Event of Default, Lender shall have the right to demand immediate payment of the entire Indebtedness relating to the Term Loans.”

g.        Section 5.7(a) is hereby deleted in its entirety and replaced with the following:

“(a)        Borrower prepays Term Loan A in full or Term Loan A is terminated pursuant to the terms of this Agreement or the other Agreements; or”

h.        Section 7.1(d)(ii) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“(ii) at all times after December 31, 1999, not less than the sum of $60,000,000.00 plus fifty percent (50%) of Borrower’s net income after March 31, 1999, less the aggregate price paid by Borrower to purchase Treasury Stock after February 1, 2000.”

i.        The following is hereby added as new Section 7.2(g) of the Loan Agreement:

“pay more than $10,000,000.00 in the aggregate for stock of Borrower acquired after February 1, 2000.”

j.        Section 7.2 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“7.2        Negative Covenants.    Without Lender’s prior written consent, Borrower shall not:

(a)        create, assume, or permit to exist any mortgage, security deed, deed of trust, pledge, lien, charge or other encumbrance on any of its assets, whether now owned or hereafter acquired, other than (i) liens for taxes contested in good faith, (ii) liens accruing by law for employee benefits, or (iii) liens identified on Exhibit C attached hereto.”

k.        Exhibit B of the Loan Agreement is hereby deleted and replaced with Composite Exhibit B-1 and B-2 attached to this Amendment.

l.        The Loan Agreement is hereby deemed to include Exhibit C attached to this Amendment.

2.        Modification Revolving Credit Note.    The term “Term Loan” as used in the Revolving Promissory Note shall refer to and mean Term Note A.

3.        Tax Indemnity.    Borrower and Lender have concluded that Florida document excise taxes are not due in connection with this Amendment or any of the other Loan Documents because the Loan Documents have been executed by Borrower and the other signatories, and delivered to Lender, outside the State of Florida. Nevertheless, Borrower shall pay to Lender in full, on demand, the amount of all document excise taxes, including interest and penalties, that either Lender or the Florida Department of Revenue later deem to be due and applicable with respect to the Notes or any of the other Loan Documents, or any other agreement between or among Borrower the Subsidiaries and Lender. In addition, Borrower shall reimburse Lender for any document excise taxes, including penalties and interest, paid by Lender and all costs and attorney’s fees that Lender incurs in defending against an imposition of such taxes on any of the Notes, this Amendment, the other Loan Documents and any other agreement between or among Borrower, the Subsidiaries and Lender.

4.        Representations and Warranties.    Borrower represents and warrants to Lender that:

c.        all of Borrower’s representations and warranties to Lender in the Loan Documents are true and correct on this date, as if made on this date, except to the extent any of them expressly relate to an earlier date;

d.        since the date of the most recent financial statements delivered to Lender, there has not been any material adverse change in the financial conditions of Borrower or any Guarantor;

e.        Borrower has the full corporate power and authority to enter into and perform its obligations hereunder and each transaction contemplated hereby; and

f.        the execution and delivery by Borrower of this Amendment and each other document contemplated hereby and its performance of its obligations hereunder and thereunder have been duly authorized by all necessary corporate proceedings on the part of Borrower.

5.        Counterparts.    The parties may execute this Amendment and any other agreement executed pursuant to it in counterparts. Each executed counterpart will be deemed to be an original, and all of them, together, will constitute the same agreement. This Amendment will become effective as of its stated date of execution, when each party has signed a counterpart and all the executed counterparts have been delivered to Lender.

6.        WAIVER OF CLAIMS.    BORROWER HEREBY KNOWINGLY, VOLUNTARILY, IRREVOCABLY, AND INTENTIONALLY WAIVES AND RELEASES LENDER (AND ITS OFFICERS, DIRECTORS, SHAREHOLDERS, REPRESENTATIVES, AND AGENTS) FROM: (a) ALL CLAIMS, DEMANDS, SUITS, AND CAUSES OF ACTION, WHETHER AT LAW OR IN EQUITY, THAT BORROWER EVER HAD, HAS NOW, OR MIGHT HAVE IN THE FUTURE, BY REASON OF ANY MATTER, CAUSE, OR THING WHATSOEVER ARISING BEFORE THE DATE AND TIME OF EXECUTION OF THIS AMENDMENT, WITH RESPECT TO: (i) ANY BREACH BY LENDER (OR AN OFFICER, DIRECTOR, SHAREHOLDER, REPRESENTATIVE, OR AGENT OF LENDER) OF ITS OBLIGATIONS OR PROMISES UNDER THE LOAN DOCUMENTS OR OTHERWISE;

AND (ii) ANY ACTION OR INACTION BY LENDER (OR AN OFFICER, DIRECTOR, SHAREHOLDER, REPRESENTATIVE, OR AGENT OF LENDER) THAT IS ALLEGED TO HAVE HAD AN INJURIOUS EFFECT ON THE BUSINESS, OPERATION OR MANAGEMENT OF BORROWER; AND (b) ANY DEFENSE, COUNTERCLAIM, SETOFF, RIGHT OF RECOUPMENT OR ABATEMENT, OR OTHER CLAIM AGAINST LENDER (OR AN OFFICER, DIRECTOR, SHAREHOLDER, REPRESENTATIVE, OR AGENT OF LENDER) RELATING TO ANY MATTER, CAUSE, OR THING WHATSOEVER ARISING BEFORE THE DATE AND TIME OF EXECUTION OF THIS AMENDMENT.

7.        Ratification of Loan Documents. The parties acknowledge that (except as expressly amended in this Amendment) the Loan Documents are unaffected, unchanged, and unimpaired and all such documents and agreements remain enforceable in accordance with their respective terms. Further, the parties ratify and confirm all their obligations under the Loan Documents, except as modified in this Amendment. Neither this Amendment nor any earlier waiver or amendment of any of the Loan Documents will constitute a novation or have the effect of discharging any liability or obligation evidenced or secured by the Loan Documents.

8.        Transaction Expenses; Taxes. Borrower shall pay all costs and expenses of Lender (including filing fees, recording fees, document excise and intangible tax, and reasonable attorney’s fees and expenses) in connection with this Amendment and any related documents.

9.        Miscellaneous. This Amendment contains the final, complete, and exclusive expression of the understanding of Borrower and Lender with respect to the obligations created under it and supersedes any prior or contemporaneous agreement, understanding, or representation, oral or written, by either of them. Except as expressly provided herein, this Amendment does not constitute a waiver of any rights of Lender or obligations of Borrower under the Loan Documents, and no waiver herein will constitute a continuing waiver or a waiver of any other or future rights or obligations. A waiver or modification of any provision of this Amendment is valid only if the waiver or modification is in writing and signed by each party. The titles and headings preceding the text of the sections of this Amendment have been inserted solely for convenience of reference and do not affect this Amendment’s meaning or effect. This Amendment is binding on each heir, assignee, and personal representative of the Borrower, and inures to the benefit of each assignee and successor of Lender. This Amendment is not assignable by Borrower, and any attempted assignment by Borrower will not be valid or effective against Lender. Lender may assign this Amendment, and its assignee will succeed to all the rights of Lender under it. Words of the neuter gender in this Amendment are to be construed to include words of the masculine and feminine genders. This Amendment is a Florida contract, and the parties intend that it is to be construed according to the laws of the State of Florida.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date first written above.

FIRST UNION NATIONAL BANK, a national banking association

By:	/s/ Timothy J. Coop
Name:
Title:

SUPERIOR UNIFORM GROUP, INC., a Florida corporation

By:	/s/ Michael Benstock
Michael Benstock
Co-President

EXHIBIT B-1

TERM PROMISSORY NOTE

$12,000,000.00	Atlanta, Georgia
March 26, 1999

FOR VALUE RECEIVED, the undersigned, SUPERIOR UNIFORM GROUP, INC., a Florida corporation (“Maker”), promises to pay to the order of FIRST UNION NATIONAL BANK, a national banking association (“Lender”), in lawful money of the United States of America, in immediately available funds, at FL0070, 214 North Hogan Street, Jacksonville, Florida 32202 or at such other location as the Lender may designate from time to time, the principal sum of TWELVE MILLION AND NO/100 DOLLARS ($12,000,000.00), or so much thereof as may be advanced and remain outstanding, together with interest thereon, as described below.

This Term Promissory Note (“Note”) is the Term Promissory Note referred to in, and issued pursuant to, that certain Loan Agreement, dated of even date herewith between Lender and Maker (as amended from time to time, “Loan Agreement”), the terms of which are incorporated herein by reference. The Loan Agreement contains a provision, among other things, for the acceleration of the stated maturity of this Note upon the happening of certain events set forth therein. Capitalized terms, unless otherwise defined herein, shall have the meaning given such terms in the Loan Agreement.

1.        Interest

(a)        Interest Rate. Interest shall accrue on the average daily outstanding principal balance hereof from the date of advancement thereof at a variable rate, based upon a year of 360 days and actual days elapsed, equal to the Contract Rate, as hereinafter defined, subject to availability.

(b)        Certain Defined Terms. As used herein, the following terms shall have the following meanings:

(i)        “Business Day” shall mean any day on which the Lender’s offices in Tampa, Florida, are open for business. Unless specifically denoted “Business Days” herein, references to “days” shall mean calendar days.

(ii)        “Business Day Convention” shall mean the convention for adjusting any relevant date if it would otherwise fall on a day that is not a Business Day. If “Modified Following” is specified, that date will be the first following day that is a Business Day unless that day falls in the next calendar month, in which case that date will be the first preceding day that is a Business Day.

(iii)        The “Calculation Agent” shall have the meaning given to it in the Hedge Agreement.

(iv)        The “Confirmation” shall mean with respect to an Hedge Agreement, one or more documents exchanged between the parties which, taken together, confirm all of the terms of such Hedge Agreement.

(v)        The “Contract Rate” shall mean the 1 Month LIBOR Market Index Rate plus .80% (80 basis points).

(vi)        The “Hedge Agreement” shall mean that certain ISDA Master Swap Agreement, together with the Schedule thereto and the Confirmation delivered in connection therewith, each executed by and between Maker and Lender on or about the date hereof and all extensions, modifications, supplements and replacements thereof or thereto.

(vii)        A “LIBOR Period” shall mean a one month period, but in no event shall exceed in duration the remainder of the term of the loan evidenced hereby.

(viii)        The “1 Month LIBOR Market Index Rate” shall mean for any day, the rate for one (1) month U.S. dollar deposits as reported on Telerate page 3750 as of 11:00 a.m., London time, on such day, or if such day is not a London business day, then the immediately preceding London business day (or if not so reported, then as determined by Bank from another recognized source or interbank quotation).

(ix)        The “Prime Rate” shall mean a variable rate per annum which equals the rate of interest announced from time to time by Lender as its prime rate, but which is not necessarily the lowest or best rate offered thereby at any time, such interest rate to change automatically from time to time, effective as of the effective date of each change in the prime rate.

(x)        The “Reset Date” shall mean each date specified as such in the Confirmation, subject to adjustment in accordance with any applicable Business Day Convention.

(c)        Limitations on LIBOR; Compensation for Increased Costs. If at any time prior to the proposed commencement of a LIBOR Period, Lender shall have determined in good faith (which determination shall be conclusive) and shall have given notice to Maker that it has become impractical for Lender to continue to offer the Contract Rate to Maker or that Lender’s ability to continue to offer the Contract Rate to Maker has been materially adversely affected because:

(i)	by reason of circumstances affecting the London Interbank Eurodollar Market, adequate and fair means do not exist for ascertaining the rate of interest to be applicable during such LIBOR Period;

(ii)	deposits in U.S. Dollars for the duration of such LIBOR Period are not available to Lender in the London Interbank Eurodollar Market in sufficient amounts in the ordinary course of business; or

(iii)	the London Interbank Offered Rate will not compensate Lender for the cost to Lender of the funds to be used by it to fund the loan evidenced hereby during such LIBOR Period;

then, from after the date of such determination or at the end of such period as Lender, in its discretion, shall have agreed, the entire outstanding principal balance hereof shall accrue interest at the Prime Rate.

Notwithstanding anything herein contained, if at any time while any principal remains outstanding hereunder, Lender determines in good faith (which determination shall be conclusive) and notifies Maker that, by reason of any law, regulation, treaty or official directive, or any change therein or in the interpretation or application thereof, by the authority charged with the administration thereof or by any court, it is unlawful or impracticable for Lender to continue to maintain or offer the Contract Rate or to give effect to any of its related obligations as contemplated hereby, Lender, by such notice, may declare that the entire outstanding principal balance hereof, together with all accrued and unpaid interest thereon to the date of repayment, shall forthwith or at the end of such period as Lender, in its discretion, shall have agreed, accrue interest at the Prime Rate.

Maker shall reimburse Lender for all losses or expenses incurred by Lender as a result of (i) Maker’s failure to pay any sum due hereunder on its due date, (ii) repayment of any portion of the loan evidenced hereby prior to the end of the applicable LIBOR Period, or (iii) any acceleration of the due date of the loan evidenced hereby pursuant hereto.

(d)        Taxation, Capital Adequacy and Other Increases in Cost of Maintaining LIBOR Rate. If there occurs any future law, regulation, treaty or official directive (whether or not having the force of law) or any change in applicable present or future law, regulation, treaty or directive (whether or not having force of law) or in the interpretation or application thereof by any court or by any governmental or other authority or entity charged with the administration thereof which now or hereafter shall:

(i)

subject Lender to any tax of any kind whatsoever with respect to this Note or any outstanding principal hereunder, or change the basis of taxation of payments to Lender of principal, interest, fees or any other amount payable hereunder (except for changes in the rate of tax on the capital or overall net income of Lender imposed by the laws of the United States, or any state thereof, or taxing authority therein);

(ii)

impose, modify or make applicable any reserve, special deposit or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or any other acquisition of funds by, Lender; or

(iii)	impose on Lender or the London Interbank Eurodollar Market any other condition, restriction or limitation;

and the result of any of the foregoing is to increase the cost to Lender of maintaining or offering the Contract Rate or to reduce any amount receivable hereunder with respect thereto, then, in any such case, at Maker’s election, either (1) Maker shall promptly pay to Lender, upon demand such additional amounts necessary to compensate Lender for such additional cost or reduced amount received which Lender deems to be material as are determined in good faith by Lender or (2) thereafter, all amounts outstanding under the loan evidenced hereby shall commence accruing interest at the Prime Rate upon expiration of each LIBOR Period then in effect with respect to any portion of the loan evidenced hereby. If Lender becomes entitled to claim any additional amounts pursuant to this clause, it shall promptly notify Maker of the event by reason of which it has become so entitled. A certificate of Lender as to any such additional amounts payable to it and containing reasonable details of the calculation thereof shall be conclusive and binding in the absence of manifest error.

(e)        Maximum Amount of Interest. It is the intention of Maker and Lender to conform strictly to the interest law applicable to this loan transaction. Accordingly, it is agreed that notwithstanding any provisions to the contrary in this Note, or in any of the documents securing payment hereof or otherwise relating hereto, the aggregate of all interest and any other charges or consideration constituting interest under the applicable interest law that is taken, reserved, contracted for, charged or received under this Note or under any of the other aforesaid agreements or otherwise in connection with this loan transaction shall under no circumstances exceed the maximum amount of interest allowed by the interest law applicable to this loan transaction. If any excess of interest in such respect is provided for, in this Note or in any of the documents securing payment hereof or otherwise relating hereto, then, in such event, (i) the provisions of this paragraph shall govern and control, (ii) neither Maker nor Maker’s heirs, legal representatives, successors or assigns shall be obligated to pay the amount of such interest to the extent that it is in excess of the maximum amount of interest allowed by the interest law applicable to this loan transaction, (iii) any excess shall be deemed a mistake and cancelled automatically and, if theretofore paid, shall be credited on this Note by Lender (or if this Note shall have been paid in full, refunded to Maker), and (iv) the effective rate of interest shall be automatically subject to reduction to the maximum legal rate of interest allowed under such interest law as now or hereafter construed by courts of appropriate jurisdiction. To the extent permitted by the interest law applicable to this loan transaction, all sums paid or agreed to be paid to Lender for the use, forbearance or detention of the indebtedness evidenced hereby shall be amortized, prorated, allocated and spread throughout the full term of this Note.

2.        Payment Terms.

(a)        The outstanding principal balance hereof, together with interest thereon, shall be due and payable on the dates and in the amounts set forth on the Amortization Schedule attached as Schedule 1 hereto and hereby made a part hereof.

(b)        Notwithstanding any term herein to the contrary or any term of any Other Agreements, upon the occurrence of an Event of Default, Lender shall have the right to demand immediate payment of the entire outstanding principal balance hereof, together with all accrued and unpaid interest and charges thereon and any cost, including breakage cost, associated with any LIBOR contract or Hedge Agreement.

3.        Prepayment. The principal amount of the Loan may be prepaid in whole or in part at any time provided that Maker compensates Lender for any costs under the Hedge Agreement resulting from such prepayment.

4.        Co-Terminus. Notwithstanding any term to the contrary herein, or in any of the Other Agreements, Lender shall have the right to demand payment of the entire remaining balance of this Note if, at any time:

(a)        the Revolving Credit Loan has terminated pursuant to the terms of the Loan Agreement or the Other Agreements, including, without limitation, a termination on March 26, 2002; and

(b)        An offer was made by Lender, no earlier than 90 days before the maturity date of the Revolving Credit Note, to extend, renew or replace at least $10,000,000 of the Revolving Credit Loan at an interest rate equal to or lower than the rate specified in the Revolving Credit Note and on terms (including without limitation fees) materially similar to the terms in the Loan Agreement and the Other Agreements and other terms then required by Lender for loans similar in size and risk to the Revolving Credit Loan; and

(c)        Borrower has either:

(i)        failed to accept such offer within ten (10) Business Days after the offer was made by Lender, or

(ii)        failed within ten (10) Business Days after delivery of documents evidencing such extension, renewal or replacement, to execute and deliver to lender such documents and to pay Lender for its costs and fees incurred and due in connection therewith.

5.        Default Rate. Upon any Event of Default, and continuing until the Event of Default is cured, the outstanding principal of the loan and all other indebtedness evidenced hereby shall bear interest at a rate per annum, calculated on the basis of a 360-day year and days actually elapsed, equal to the Contract Rate plus three percent (3.0%), payable on demand, which rate shall apply as well before as after judgment.

6.        Miscellaneous.

(a)        If any payment of principal or interest on this Note shall become due on a Saturday, Sunday or on any other day on which banks in Tampa, Florida, are not open for business, such payment shall be made on the immediately preceding Business Day.

(b)        All payments received by Lender hereunder shall be applied first to unpaid interest and other charges and costs payable by Maker and second to the principal balance hereof.

(c)        Maker hereby waives presentment, demand, protest and notice of any kind in connection with this Note.

(d)        This Note shall bind Maker and its successors and assigns, and the benefits hereof shall inure to the benefit of Lender and its successors and assigns. All references herein to the “Maker” and “Lender” shall be deemed to apply to the Maker and Lender, respectively, and their respective successors and assigns.

(e)        This Note, for all purposes, shall be governed by, and construed in accordance with, the laws of the State of Florida. In the event any provision of this Note shall be prohibited or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Note.

7.        Arbitration. All parties to this Note agree as follows:

(a)        Upon demand of any party hereto, whether made before or after institution of any judicial proceeding, any claim or controversy arising out of, or relating to this Note between the parties hereto (“Dispute”) shall be resolved by binding arbitration conducted under and governed by the Commercial Finance Disputes Arbitration Rules (“Arbitration Rules”) of the American Arbitration Association (“AAA”) and the Federal Arbitration Act. Disputes may include, without limitation, tort claims, counterclaims, disputes as to whether a matter is subject to arbitration, claims brought as class actions, or claims arising from documents executed in the future. A judgment upon the award may be entered in any court having jurisdiction. Notwithstanding the foregoing, this arbitration provision does not apply to disputes under or related to swap agreements.

(b)        All arbitration hearings shall be conducted in the city in which the office of Lender is located. A hearing shall begin within 90 days of demand for arbitration, and all hearings shall be concluded within 120 days of demand for arbitration. These time limitations may not be extended unless a party shows cause for extension and then for no more than a total of 60 days. The expedited procedures set forth in Rule 51 et seq. of the Arbitration Rules shall be applicable to claims of less than $1,000,000.00. Arbitrators shall be licensed attorneys selected from the Commercial Financial Dispute Arbitration Panel of the AAA. The parties do not waive applicable Federal or state substantive law except as provided herein.

(c)        All parties agree to preserve, without diminution, certain remedies that any party may exercise before or after an arbitration proceeding is brought. The parties shall have the right to proceed in any court of proper jurisdiction or by self-help to exercise or prosecute the following remedies as applicable: (i) all rights to foreclose against any real or personal property or other security by exercising a power of sale or under applicable law by judicial foreclosure including a proceeding to confirm the sale; (ii) all rights of self-help including peaceful occupation of real property and collection of rents, set-off, and peaceful possession of personal property; (iii) obtaining provisional or ancillary remedies including injunctive relief, sequestration, garnishment, attachment, appointment of receiver and filing an involuntary bankruptcy proceeding; and (iv) when applicable, a judgment by confession of judgment. Any claim or controversy with regard to any party’s entitlement to such remedies is a Dispute. Each party agrees that it shall not have a remedy of punitive or exemplary damages against the other in any Dispute and hereby waive any right or claim to punitive or exemplary damages they have now or which may arise in the future in connection with any Dispute, whether the Dispute is resolved by arbitration or judicially.

(d)        Each party agrees that it shall not have a remedy of punitive or exemplary damages against the other in any Dispute and hereby waive any right or claim to punitive or exemplary damages they have now or which may arise in the future in connection with any Dispute, whether the Dispute is resolved by arbitration or judicially.

IN WITNESS WHEREOF, Maker has executed this Note on the date first above written.

SUPERIOR UNIFORM GROUP, INC., a Florida corporation

By:	/s/ Andrew D. Demott, Jr.
Andrew D. Demott, Jr.
Vice President and Chief Financial Officer

[CORPORATE SEAL]

STATE OF GEORGIA

COUNTY OF

The foregoing instrument was acknowledged before me this          day of March, 1999, by Andrew D. Demott, Jr., as Vice President and Chief Financial Officer of Superior Uniform Group, Inc., a Florida corporation, on behalf of the corporation. He is personally known to me or has produced              (state) driver’s license as identification.

My Commission Expires:
Notary Public (Signature)
(AFFIX NOTARY SEAL)
(Printed Name)
Notary Public, State of Georgia

SCHEDULE A TO PROMISSORY NOTE

The Note will be paid in principal amounts plus accrued interest on the dates shown below:

Payment Due Date	Principal Payment Due	Remaining Principal
		Outstanding
		(following scheduled principal payment)
April 1, 1999	-	12,000,000.00
May 3, 1999	65,788.94	11,934,211.06
June 1, 1999	72,896.67	11,861,314.39
July 1, 1999	71,069.05	11,790,245.34
August 2, 1999	67,047.47	11,723,197.87
September 1, 1999	71,845.95	11,651,351.92
October 1, 1999	72,250.09	11,579,101.83
November 1, 1999	70,485.41	11,508,616.42
December 1, 1999	73,052.97	11,435,563.45
January 4, 2000	64,887.22	11,370,676.23
February 1, 2000	78,092.89	11,292,583.34
March 1, 2000	76,385.52	11,216,197.82
April 3, 2000	68,388.72	11,147,809.10
May 1, 2000	79,262.94	11,068,546.16
June 1, 2000	73,453.02	10,995,093.14
July 3, 2000	71,818.38	10,923,274.76
August 1, 2000	78,393.63	10,844,881.13
September 1, 2000	74,753.07	10,770,128.06
October 2, 2000	75,187.57	10,694,940.49
November 1, 2000	77,629.90	10,617,310.59
December 1, 2000	78,066.57	10,539,244.02
January 2, 2001	74,553.48	10,464,690.54
February 1, 2001	78,925.06	10,385,765.48
March 1, 2001	83,263.67	10,302,501.81
April 2, 2001	75,973.93	10,226,527.88
May 1, 2001	82,182.19	10,144,345.69
June 1, 2001	78,824.93	10,065,520.76
July 2, 2001	79,283.10	9,986,237.66
August 1, 2001	81,616.35	9,904,621.31
September 4, 2001	74,646.98	9,829,974.33
October 1, 2001	88,024.69	9,741,949.64
November 1, 2001	81,163.86	9,660,785.78
December 3, 2001	79,824.23	9,580,961.55
January 2, 2002	83,896.03	9,497,065.52
February 1, 2002	84,367.95	9,412,697.57
March 1, 2002	88,372.28	9,324,325.29
April 1, 2002	83,591.30	9,240,733.99
May 1, 2002	85,809.81	9,154,924.18
June 3, 2002	81,142.85	9,073,781.33
July 1, 2002	90,151.59	8,983,629.74
August 1, 2002	85,571.59	8,898,058.15
September 3, 2002	82,732.21	8,815,325.94
October 1, 2002	91,508.48	8,723,817.46
November 1, 2002	87,081.75	8,636,735.71
December 2, 2002	87,587.91	8,549,147.80
January 2, 2003	88,097.02	8,461,050.78

Payment Due Date	Principal Payment Due	Remaining Principal
		Outstanding
		(following scheduled principal payment)
February 3, 2003	87,022.64	8,374,028.14
March 3, 2003	93,825.29	8,280,202.85
April 1, 2003	92,765.34	8,187,437.51
May 1, 2003	91,734.60	8,095,702.91
June 2, 2003	89,214.72	8,006,488.19
July 1, 2003	94,253.66	7,912,234.53
August 1, 2003	91,799.08	7,820,435.45
September 2, 2003	90,866.33	7,729,569.12
October 1, 2003	95,759.41	7,633,809.71
November 3, 2003	90,554.74	7,543,254.97
December 1, 2003	98,186.85	7,445,068.12
January 2, 2004	93,118.53	7,351,949.59
February 2, 2004	95,055.73	7,256,893.86
March 1, 2004	99,690.25	7,157,203.61
April 1, 2004	96,187.69	7,061,015.92
May 3, 2004	95,422.84	6,965,593.08
June 1, 2004	99,913.53	6,865,679.55
July 1, 2004	99,169.49	6,766,510.06
August 2, 2004	97,189.88	6,669,320.18
September 1, 2004	100,274.01	6,569,046.17
October 1, 2004	100,838.06	6,468,208.11
November 1, 2004	100,192.48	6,368,015.63
December 1, 2004	101,968.85	6,266,046.78
January 4, 2005	97,842.89	6,168,203.89
February 1, 2005	105,405.87	6,062,798.02
March 1, 2005	105,959.25	5,956,838.77
April 1, 2005	103,164.81	5,853,673.96
May 2, 2005	103,764.46	5,749,909.50
June 1, 2005	105,445.70	5,644,463.80
July 1, 2005	106,038.83	5,538,424.97
August 1, 2005	105,596.84	5,432,828.13
September 1, 2005	106,210.63	5,326,617.50
October 3, 2005	105,829.24	5,220,788.26
November 1, 2005	109,400.90	5,111,387.36
December 1, 2005	109,037.39	5,002,349.97
January 3, 2006	106,836.90	4,895,513.07
February 1, 2006	111,169.59	4,784,343.48
March 1, 2006	112,671.14	4,671,672.34
April 3, 2006	108,882.97	4,562,789.37
May 1, 2006	113,834.30	4,448,955.07
June 1, 2006	111,929.39	4,337,025.68
July 3, 2006	111,766.79	4,225,258.89
August 1, 2006	114,814.09	4,110,444.80
September 1, 2006	113,896.98	3,996,547.82
October 2, 2006	114,559.01	3,881,988.81
November 1, 2006	115,952.75	3,766,036.06
December 1, 2006	116,604.99	3,649,431.07
January 2, 2007	115,892.35	3,533,538.72
February 1, 2007	117,912.78	3,415,625.94

Payment Due Date	Principal Payment Due	Remaining Principal
		Outstanding
		(following scheduled principal payment)

March 1, 2007	119,856.90	3,295,769.04
April 2, 2007	118,014.33	3,177,754.71
May 1, 2007	120,509.90	3,057,244.81
June 1, 2007	120,018.70	2,937,226.11
July 2, 2007	120,716.31	2,816,509.80
August 1, 2007	121,946.07	2,694,563.73
September 4, 2007	120,611.10	2,573,952.63
October 1, 2007	124,758.30	2,449,194.33
November 1, 2007	123,553.00	2,325,641.33
December 3, 2007	123,835.09	2,201,806.24
January 2, 2008	125,403.78	2,076,402.46
February 1, 2008	126,109.18	1,950,293.28
March 3, 2008	126,452.86	1,823,840.42
April 1, 2008	127,871.81	1,695,968.61
May 1, 2008	128,249.12	1,567,719.49
June 2, 2008	128,382.62	1,439,336.87
July 1, 2008	129,962.55	1,309,374.32
August 1, 2008	130,178.20	1,179,196.12
September 2, 2008	130,713.76	1,048,482.36
October 1, 2008	132,087.82	916,394.54
November 3, 2008	132,118.75	784,275.79
December 1, 2008	133,671.49	650,604.30
January 2, 2009	133,885.31	516,718.99
February 2, 2009	134,785.51	381,933.48
March 2, 2009	135,783.79	246,149.69
April 1, 2009	246,149.69	0

EXHIBIT B-2

TERM PROMISSORY NOTE

$5,000,000.00	Portland, Oregon
October 16, 2000

FOR VALUE RECEIVED, the undersigned, SUPERIOR UNIFORM GROUP, INC., a Florida corporation (“Maker”), promises to pay to the order of FIRST UNION NATIONAL BANK, a national banking association (“Lender”), in lawful money of the United States of America, in immediately available funds, at FL0070, 214 North Hogan Street, Jacksonville, Florida 32202 or at such other location as the Lender may designate from time to time, the principal sum of FIVE MILLION AND NO/100 DOLLARS ($5,000,000.00), or so much thereof as may be advanced and remain outstanding, together with interest thereon, as described below.

This Term Promissory Note (“Note”) is the Term Promissory Note referred to in, and issued pursuant to, that certain Loan Agreement dated as of March 26, 1999 executed by and between Lender and Maker, as modified pursuant to the terms of that certain First Amendment to Loan Agreement dated as of the date hereof executed by and between Maker and Lender (as so amended, the “Loan Agreement”), the terms of which are incorporated herein by reference. The Loan Agreement contains a provision, among other things, for the acceleration of the stated maturity of this Note upon the happening of certain events set forth therein. Capitalized terms, unless otherwise defined herein, shall have the meaning given such terms in the Loan Agreement.

2.    Interest.

(a) Interest Rate. Interest shall accrue on the average daily outstanding principal balance hereof from the date of advancement thereof at a variable rate, based upon a year of 360 days and actual days elapsed, equal to the Contract Rate, as hereinafter defined, subject to availability.

(b) Certain Defined Terms. As used herein, the following terms shall have the following meanings:

(i)        “Business Day” shall mean any day on which the Lender’s offices in Tampa, Florida, are open for business. Unless specifically denoted “Business Days” herein, references to “days” shall mean calendar days.

(ii)        “Business Day Convention” shall mean the convention for adjusting any relevant date if it would otherwise fall on a day that is not a Business Day. If “Modified Following” is specified, that date will be the first following day that is a Business Day unless that day falls in the next calendar month, in which case that date will be the first preceding day that is a Business Day.

(iii)        The “Contract Rate” shall mean the 1 Month LIBOR Market Index Rate plus .80% (80 basis points).

(iv)        A “LIBOR Period” shall mean a one month period, but in no event shall exceed in duration the remainder of the term of the loan evidenced hereby.

(v)        The “1 Month LIBOR Market Index Rate” shall mean for any day, the rate for one (1) month U.S. dollar deposits as reported on Telerate page 3750 as of 11:00 a.m., London time, on such day, or if such day is not a London business day, then the immediately preceding London business day (or if not so reported, then as determined by Bank from another recognized source or interbank quotation).

(vi)        The “Prime Rate” shall mean a variable rate per annum which equals the rate of interest announced from time to time by Lender as its prime rate, but which is not necessarily the lowest or best rate offered thereby at any time, such interest rate to change automatically from time to time, effective as of the effective date of each change in the prime rate.

(c) Limitations on LIBOR; Compensation for Increased Costs. If at any time prior to the proposed commencement of a LIBOR Period, Lender shall have determined in good faith (which determination shall be conclusive) and shall have given notice to Maker that it has become impractical for Lender to continue to offer the Contract Rate to Maker or that Lender’s ability to continue to offer the Contract Rate to Maker has been materially adversely affected because:

(i)        by reason of circumstances affecting the London Interbank Eurodollar Market, adequate and fair means do not exist for ascertaining the rate of interest to be applicable during such LIBOR Period;

(ii)        deposits in U.S. Dollars for the duration of such LIBOR Period are not available to Lender in the London Interbank Eurodollar Market in sufficient amounts in the ordinary course of business; or

(iii)        the London Interbank Offered Rate will not compensate Lender for the cost to Lender of the funds to be used by it to fund the loan evidenced hereby during such LIBOR Period;

then, from after the date of such determination or at the end of such period as Lender, in its discretion, shall have agreed, the entire outstanding principal balance hereof shall accrue interest at the Prime Rate.

Notwithstanding anything herein contained, if at any time while any principal remains outstanding hereunder, Lender determines in good faith (which determination shall be conclusive) and notifies Maker that, by reason of any law, regulation, treaty or official directive, or any change therein or in the interpretation or application thereof, by the authority charged with the administration thereof or by any court, it is unlawful or impracticable for Lender to continue to maintain or offer the Contract Rate or to give effect to any of its related obligations as contemplated hereby, Lender, by such notice, may declare that the entire outstanding principal balance hereof, together with all accrued and unpaid interest thereon to the date of repayment, shall forthwith or at the end of such period as Lender, in its discretion, shall have agreed, accrue interest at the Prime Rate.

Maker shall reimburse Lender for all losses or expenses incurred by Lender as a result of (i) Maker’s failure to pay any sum due hereunder on its due date, (ii) repayment of any portion of the loan evidenced hereby prior to the end of the applicable LIBOR Period, or (iii) any acceleration of the due date of the loan evidenced hereby pursuant hereto.

(d) Taxation, Capital Adequacy and Other Increases in Cost of Maintaining LIBOR Rate. If there occurs any future law, regulation, treaty or official directive (whether or not having the force of law) or any change in applicable present or future law, regulation, treaty or directive (whether or not having force of law) or in the interpretation or application thereof by any court or by any governmental or other authority or entity charged with the administration thereof which now or hereafter shall:

(i)        subject Lender to any tax of any kind whatsoever with respect to this Note or any outstanding principal hereunder, or change the basis of taxation of payments to Lender of principal, interest, fees or any other amount payable hereunder (except for changes in the rate of tax on the capital or overall net income of Lender imposed by the laws of the United States, or any state thereof, or taxing authority therein);

(ii)        impose, modify or make applicable any reserve, special deposit or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or any other acquisition of funds by, Lender; or

(iii)        impose on Lender or the London Interbank Eurodollar Market any other condition, restriction or limitation;

and the result of any of the foregoing is to increase the cost to Lender of maintaining or offering the Contract Rate or to reduce any amount receivable hereunder with respect thereto, then, in any such case, at Maker’s election, either (1) Maker shall promptly pay to Lender, upon demand such additional amounts necessary to compensate Lender for such additional cost or reduced amount received which Lender deems to be material as are determined in good faith by Lender or (2) thereafter, all amounts outstanding under the loan evidenced hereby shall commence accruing interest at the Prime Rate upon expiration of each LIBOR Period then in effect with respect to any portion of the loan evidenced hereby. If Lender becomes entitled to claim any additional amounts pursuant to this clause, it shall promptly notify Maker of the event by reason of which it has become so entitled. A certificate of Lender as to any such additional amounts payable to it and containing reasonable details of the calculation thereof shall be conclusive and binding in the absence of manifest error.

(e) Maximum Amount of Interest. It is the intention of Maker and Lender to conform strictly to the interest law applicable to this loan transaction. Accordingly, it is agreed that notwithstanding any provisions to the contrary in this Note, or in any of the documents securing payment hereof or otherwise relating hereto, the aggregate of all interest and any other charges or consideration constituting interest under the applicable interest law that is taken, reserved, contracted for, charged or received under this Note or under any of the other aforesaid agreements or otherwise in connection with this loan transaction shall under no circumstances exceed the maximum amount of interest allowed by the interest law applicable to this loan transaction. If any excess of interest in such respect is provided for, in this Note or in any of the documents securing payment hereof or otherwise relating hereto, then, in such event, (i) the provisions of this paragraph shall govern and control, (ii) neither Maker nor Maker’s heirs, legal representatives, successors or assigns shall be obligated to pay the amount of such interest to the extent that it is in excess of the maximum amount of interest allowed by the interest law applicable to this loan transaction, (iii) any excess shall be deemed a mistake and cancelled automatically and, if theretofore paid, shall be credited on this Note by Lender (or if this Note shall have been paid in full, refunded to Maker), and (iv) the effective rate of interest shall be automatically subject to reduction to the maximum legal rate of interest allowed under such interest law as now or hereafter construed by courts of appropriate jurisdiction. To the extent permitted by the interest law applicable to this loan transaction, all sums paid or agreed to be paid to Lender for the use, forbearance or detention of the indebtedness evidenced hereby shall be amortized, prorated, allocated and spread throughout the full term of this Note.

3.    Payment Terms.

(a) The outstanding principal balance hereof shall be due and payable as follows:

(i)        commencing on December 1, 2000, and continuing and the 1st day of each month thereafter through and including October 1, 2005, monthly payments of principal in the amount of $83,333.34, plus accrued interest thereon, shall be due and payable; and

(ii)        a final payment of all outstanding principal together with all unpaid and accrued interest thereon shall be due and payable in full on November 1, 2005.

(b) Notwithstanding any term herein to the contrary or any term of any Other Agreements, upon the occurrence of an Event of Default, Lender shall have the right to demand immediate payment of the entire outstanding principal balance hereof, together with all accrued and unpaid interest and charges thereon and any cost, including breakage cost, associated with any LIBOR contract.

4.    Prepayment. The principal amount of the Loan may be prepaid in whole or in part at any time provided that Maker compensates Lender for any costs or fees Lender incurs as a result of such prepayment.

5.    Co-Terminus. Notwithstanding any term to the contrary herein, or in any of the Other Agreements, Lender shall have the right to demand payment of the entire remaining balance of this Note if, at any time:

(a) Term Loan A has been prepaid in whole or has terminated pursuant to the terms of the Loan Agreement or the Other Agreements; or

(b) the Revolving Credit Loan has:

(i)        terminated pursuant to the terms of the Loan Agreement or the Other Agreements, including, without limitation, a termination on March 26, 2002;

(ii)        an offer was made by Lender, no earlier than 90 days before the maturity date of the Revolving Credit Note, to extend, renew or replace at least $10,000,000 of the Revolving Credit Loan at an interest rate equal to or lower than the rate specified in the Revolving Credit Note and on terms (including without limitation fees) materially similar to the terms in the Loan Agreement and the Other Agreements and other terms then required by Lender for loans similar in size and risk to the Revolving Credit Loan; and

(iii)        Borrower has either:

(1)        failed to accept such offer within ten (10) Business Days after the offer was made by Lender, or

(2)        failed within ten (10) Business Days after delivery of documents evidencing such extension, renewal or replacement, to execute and deliver to lender such documents and to pay Lender for its costs and fees incurred and due in connection therewith.

6.    Default Rate. Upon any Event of Default, and continuing until the Event of Default is cured, the outstanding principal of the loan and all other indebtedness evidenced hereby shall bear interest at a rate per annum, calculated on the basis of a 360-day year and days actually elapsed, equal to the Contract Rate plus three percent (3.0%), payable on demand, which rate shall apply as well before as after judgment.

7.    Miscellaneous.

(a) If any payment of principal or interest on this Note shall become due on a Saturday, Sunday or on any other day on which banks in Tampa, Florida, are not open for business, such payment shall be made on the immediately preceding Business Day.

(b) All payments received by Lender hereunder shall be applied first to unpaid interest and other charges and costs payable by Maker and second to the principal balance hereof.

(c) Maker hereby waives presentment, demand, protest and notice of any kind in connection with this Note.

(d) This Note shall bind Maker and its successors and assigns, and the benefits hereof shall inure to the benefit of Lender and its successors and assigns. All references herein to the “Maker” and “Lender” shall be deemed to apply to the Maker and Lender, respectively, and their respective successors and assigns.

(e)This Note, for all purposes, shall be governed by, and construed in accordance with, the laws of the State of Florida. In the event any provision of this Note shall be prohibited or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Note.

8.    Arbitration. All parties to this Note agree as follows:

(a) Upon demand of any party hereto, whether made before or after institution of any judicial proceeding, any claim or controversy arising out of, or relating to this Note between the parties hereto (“Dispute”) shall be resolved by binding arbitration conducted under and governed by the Commercial Finance Disputes Arbitration Rules (“Arbitration Rules”) of the American Arbitration Association (“AAA”) and the Federal Arbitration Act. Disputes may include, without limitation, tort claims, counterclaims, disputes as to whether a matter is subject to arbitration, claims brought as class actions, or claims arising from documents executed in the future. A judgment upon the award may be entered in any court having jurisdiction. Notwithstanding the foregoing, this arbitration provision does not apply to disputes under or related to swap agreements.

(b) All arbitration hearings shall be conducted in the city in which the office of Lender is located. A hearing shall begin within 90 days of demand for arbitration, and all hearings shall be concluded within 120 days of demand for arbitration. These time limitations may not be extended unless a party shows cause for extension and then for no more than a total of 60 days. The expedited procedures set forth in Rule 51 et seq. of the Arbitration Rules shall be applicable to claims of less than $1,000,000.00. Arbitrators shall be licensed attorneys selected from the Commercial Financial Dispute Arbitration Panel of the AAA. The parties do not waive applicable Federal or state substantive law except as provided herein.

(c) All parties agree to preserve, without diminution, certain remedies that any party may exercise before or after an arbitration proceeding is brought. The parties shall have the right to proceed in any court of proper jurisdiction or by self-help to exercise or prosecute the following remedies as applicable: (i) all rights to foreclose against any real or personal property or other security by exercising a power of sale or under applicable law by judicial foreclosure including a proceeding to confirm the sale; (ii) all rights of self-help including peaceful occupation of real property and collection of rents, set-off, and peaceful possession of personal property; (iii) obtaining provisional or ancillary remedies including injunctive relief, sequestration, garnishment, attachment, appointment of receiver and filing an involuntary bankruptcy proceeding; and (iv) when applicable, a judgment by confession of judgment. Any claim or controversy with regard to any party’s entitlement to such remedies is a Dispute.

(d) Each party agrees that it shall not have a remedy of punitive or exemplary damages against the other in any Dispute and hereby waive any right or claim to punitive or exemplary damages they have now or which may arise in the future in connection with any Dispute, whether the Dispute is resolved by arbitration or judicially.

IN WITNESS WHEREOF, Maker has executed this Note on the date first above written.

SUPERIOR UNIFORM GROUP, INC., a Florida corporation

By:	/s/ Michael Benstock
Michael Benstock
Co-President

[CORPORATE SEAL]

STATE OF OREGON

COUNTY OF

The foregoing instrument was acknowledged before me this 16th day of October, 2000, by Michael Benstock, as Co-President of Superior Uniform Group, Inc., a Florida corporation, on behalf of the corporation. He is personally known to me or has produced                      (state) driver’s license as identification.

My Commission Expires:
Notary Public (Signature)

(AFFIX NOTARY SEAL)
(Printed Name)
Notary Public, State of

EXHIBIT C

UCC Recordings

1.	File Date: 03-23-98
File No.: 980000062190
Secured Party: Winthrop Resources Corporation
Amendment File Date: 01-14-99

2.	File Date: 02-08-99
File No.: 990000027702
Secured Party: Ikon Office Solutions, Inc.

3.	File Date: 02-08-99
File No.: 990000027725
Secured Party: Ikon Office Solutions, Inc.

4.	File Date: 11-15-99
File No.: 990000259482
Secured Party: Winthrop Resources Corporation

5.	File Date: 08-07-00
File No.: 200000181175
Secured Party: Winthrop Resources Corporation